Exhibit 3.376

Filing Fee:	$50.00

By:

Articles of Incorporation

of

Universal Health Services of Nevada, Inc.

FIRST: The name of the corporation is Universal Health Services of Nevada, Inc.

SECOND: Its principal office in the State of Nevada is located at One East First Street, Reno, Washoe County, Nevada 89501. The name and address of its resident agent is The Corporation Trust Company of Nevada, One East First Street, Reno, Nevada 89501.

THIRD: The Corporation may engage in any lawful activity under the General Corporation Law of the State of Nevada.

FOURTH: The amount of the total authorized capital stock of the Corporation is Two Hundred Dollars ($200), consisting of Two Hundred (200) shares of stock of the par value of One Dollar ($1.00) each.

FIFTH: The governing board of the Corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the by-laws of this Corporation, provided that the number of directors shall not be reduced to less than three (3), except that in cases where all the shares of the Corporation are owned beneficially and of record by either one or two stockholders, the number of directors may be less than three (3) but not less than the number of stockholders.

The names and post office address of the first board of directors, which shall be three (3) in number, are as follows:

Name	Post Office Address

Alan B. Miller	460 North Gulph Road King of Prussia, Pa. 19406

Sidney Miller	460 North Gulph Road King of Prussia, Pa. 19406

George H. Strong	460 North Gulph Road King of Prussia, Pa. 19406

SIXTH: The capital stock, after the amount of the subscription price, or par value, has been paid in shall not be subject to assessment to pay the debts of the Corporation.

SEVENTH: The name and post office address of each of the incorporators signing the Articles of Incorporation are as follows:

Name	Post Office Address

Randolph L. Tom	345 Park Avenue New York, New York 10022

Roy B. Simpson, Jr.	345 Park Avenue New York, New York 10022

Robert Karin	345 Park Avenue New York, New York 10022

EIGHTH: The Corporation is to have perpetual existence.

NINTH: In furtherance, and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

(i) Subject to the by-laws, if any, adopted by the stockholders, to make, alter or amend the by-laws of the corporation.

(ii) To fix the amount to be reserved as working capital over and above its capital stock paid in, to authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

(iii) By resolution passed by a majority of the whole board, to designate one or more committees, each committee to consist of one or more of the directors of the Corporation, which, to the extent provided in the resolution or in the by-laws of the Corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name and names as may be stated in the by-laws of the Corporation or as may be determined from time to time by resolution adopted by the board of directors.

When and as authorized by the affirmative vote of stockholders holding stock entitling them to exercise at least a majority of the voting power given at a stockholders’

meeting called for that purpose, or when authorized by the written consent of the holders of at least a majority of the voting stock issued and outstanding, the board of directors shall have power and authority at any meeting to sell, lease or exchange all of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms and conditions as its board of directors deem expedient and for the best interests of the Corporation.

TENTH: Meeting of stockholders may be held outside the State of Nevada, if the by-laws so provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Nevada at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.

ELEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in the articles of incorporation, in the manner now or hereafter prescribed by statute, or by the Articles of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

WE, THE UNDERSIGNED, being each of the incorporators hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Nevada, do make and file these Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set our hands this 12th day of June, 1979.

/s/ Randolph L. Tom
Randolph L. Tom
Roy B. Simpson, Jr.
Roy B. Simpson, Jr.
/s/ Robert Karin
Robert Karin

STATE OF NEW YORK	)
) SS. :
COUNTY OF NEW YORK	)

On the 12th day of June, 1979 before me personally came Randolph L. Tom, Roy B. Simpson, Jr. and Robert Karin, to me known to be the persons described in and who executed the foregoing instrument, and acknowledged that they executed the same.

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

Universal Health Services of Nevada, Inc., a corporation organized under the laws of the State of Nevada, by its Vice President and Secretary does hereby certify:

1. That the Board of Directors of said corporation by unanimous written consent dated the 6th day of September, 1994, passed a resolution declaring that the following change and amendment in the Articles of Incorporation is advisable.

RESOLVED, that Article One of said Articles of Incorporation be amended to read as follows: “The name of the corporation is Valley Hospital Medical Center, Inc.”

2. That the number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 200; that the said change and amendment has been consented to and authorized by the written consent of stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

IN WITNESS WHEREOF, the said Universal Health Services of Nevada, Inc. has caused this certificate to be signed by its Vice President and its Secretary and its corporate seal to be hereto affixed this 19th day of September, 1994.

UNIVERSAL HEALTH SERVICES OF NEVADA, INC.

	By:	/s/ Steve Filton
Steve Filton, Vice President

{SEAL}	By:	/s/ Bruce R. Gilbert
Bruce R. Gilbert, Secretary

COMMONWEALTH OF PENNSYLVANIA	:
:
COUNTY OF MONTGOMERY	:

On the 19th day of September, 1994, personally appeared before me, a Notary Public, Steve Filton and Bruce R. Gilbert, who acknowledged that, they executed the above instrument.

{SEAL}
NOTARY PUBLIC

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